Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Jon Puckett Vice President/Investor Relations Affiliated Computer Services, Inc. 214-841-8281 jon.puckett@acs-inc.com	Kevin Lightfoot Vice President/Corporate Communications Affiliated Computer Services, Inc. 214-841-8191 kevin.lightfoot@acs-inc.com

ACS Announces Rescheduling of 2007 Annual Meeting of Stockholders

DALLAS, TEXAS: September 10, 2007 – Affiliated Computer Services, Inc. (NYSE: ACS), today announced that the Company’s 2007 Annual Meeting of Stockholders will be held on May 22, 2008, at a time and place to be announced in the Company’s notice of annual meeting and proxy statement. Stockholders of record at the close of business on March 28, 2008 (the record date established by the Board of Directors), will be entitled to vote at the 2007 Annual Meeting or any adjournment thereof.

Stockholders are entitled to present proposals for action at future meetings if they comply with our bylaws and the requirements of the proxy rules promulgated by the Securities and Exchange Commission. To be eligible for inclusion in our proxy statement that will be sent to stockholders in connection with the 2007 Annual Meeting, a stockholder proposal must be received at our principal executive offices, 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary, no sooner than December 2, 2007 and no later than January 1, 2008. For a proposal that is not included in the proxy statement to be properly brought before the 2007 Annual Meeting by a stockholder, such proposal must be delivered to our principal executive offices, 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary, no sooner than December 2, 2007 and no later than January 1, 2008. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority with respect to proxies.

The Company will file a proxy statement on Schedule 14A with the SEC in connection with its 2007 Annual Meeting, which, when filed, will be mailed to stockholders of record and available free of charge at the SEC’s website at http://www.sec.gov. We also will provide a copy of these materials without charge on our web site at www.acs-inc.com under the Investor Relations caption. Investors and stockholders are advised to read the proxy statement, when available, because it will contain important information.

ACS, a global FORTUNE 500 company with 58,000 people supporting client operations reaching more than 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including our most recent filing. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.